Company Contact:	CCG Investor Relations:
Renhuang Pharmaceuticals, Inc.	Ms. Lei Huang, Account Manager
Ms. Portia Tan, IR Contact	Phone: +1-646-833-3417 (New York)
Tel: 86-451-5392-5461	Email: lei.huang@ccgir.com
Email: ir@renhuang.com	Website: www.ccgirasia.com

Mr. Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com

For Immediate Release
Renhuang Announces First Quarter 2010 Results
•	First quarter sales grew 24% while net income rose 18%
•	Management reiterates fiscal 2010 guidance

Harbin, China – March 17, 2010 – Renhuang Pharmaceuticals, Inc. (Pink Sheets: RHGP) (“Renhuang” or the “Company”), a developer, manufacturer and distributor of botanical products, bio-pharmaceuticals and traditional Chinese medicines (“TCM”), today announced its financial results for the first quarter ended January 31, 2010.

First Quarter 2010 Highlights and Recent Events

•	Sales grew 24.4% year-over-year to $17.1 million. Gross profit margin increased to 55.3% in 2010 from 52.9% in 2009
•	Net income rose 17.8% to $7.4 million or $0.20 per diluted share, as compared to $6.3 million, or $0.18 per diluted share
•	Introduced two new antibiotics , Banlangen Granules and Compound Honeysuckle Granules, for the flu season
•	Appointed new Chief Financial Officer with US GAAP and SEC reporting experience

“Renhuang’s achieved record results in the first quarter, delivering robust revenue and net income growth while significantly increasing selling expenses and R&D investment.,” said Mr. Shaoming Li, the Chairman and CEO of Renhuang. “The strong financial performance was primarily driven by the successful and timely launch of two new natural antibiotics at the end of last year. The two products, Banlangen Granules and Compound Honeysuckle Granules, were introduced in time for the peak flu season and were in great demand as a result of the global H1N1 pandemic. We successfully raised prices across our  product portfolio, including a 30% price increase for our Siberian Ginseng (Acanthopanax) product series. We also expanded our sales and distribution effort and increased our promotional activities to drive market penetration and increase consumer brand awareness of our products.”

First Quarter 2010 Results

For the first quarter ended January 31, 2010, net sales were $17.1 million, up 24.4% from $13.8 million in the same quarter last year.  The sales increase was primarily due to a 14.0% growth in the sales volume, helped by the timely introduction of two new antibiotics, Banlangen Granules for the treatment of vial cold and sore throat and Compound Honeysuckle Granules for the treatment of the common cold, pharyngitis and tonsillitis, at the end of fiscal 2009 and an increase in the net average selling price (ASP) of existing products.  The two new products together accounted for 20.2% of gross sales in the quarter, as compared to none in the first quarter of fiscal 2009.  The Company realized a 9.1% increase in the net ASP in the first quarter, which reflects a 1.2% average price increase and a lower average sales rebate.

We increased the price of our Siberian Ginseng (Acanthopanax) products by an average of 30% over the past year. Based on detailed market research conducted prior to the price increase, the Company believes that the high quality of these products and strong consumer demand for them will support the higher price. As such, while volume for the Siberian Ginseng products were modestly lower year-over-year, the Company is confident that demand will rebound and volume will grow throughout fiscal year 2010. This is consistent with Renhuang’s previous experience with price increases that led to a slight decline in the short-term and return to volume growth in the subsequent quarters.

Gross profit in the quarter increased 30% to $9.5 million, as compared to $7.3 million for the same period of 2009.  Gross margin was 55.3% in the quarter, up from 52.9% in the same period last year.  Gross profit and margin were positively influenced average selling price increases, lower rebate, new product introductions and a favorable product mix.
Operating expenses for the first quarter of 2010 were $2.1 million, as compared to $1.0 million in the same period last year. Selling and marketing expenses rose to $1.1 million from $0.3 million, primarily reflecting the Company’s distribution network expansion efforts and increase direct-to-consumer promotion efforts to increase market share and create greater consumer awareness of its premium quality products. General and administrative expenses increased 31.4% to $0.8 million from $0.6 million.

Operating income was $7.4 million, or 43.1% of net sales in the first quarter of 2010, up 17.8% from $6.3 million, or 45.5% of net sales in the prior year quarter. The Company did not incur income tax expenses as its subsidiary registered in the PRC has been granted a tax holiday through 2010. Net income rose 17.8% to $7.4 million, or $0.20 per diluted share, as compared to $6.3 million, or $0.18 per diluted share, in the first quarter of 2009.

Financial Condition

As of January 31, 2010, Renhuang had $17.7 million in cash and cash equivalents. Working capital was $40.9 million with a current ratio of 15.1. The Company had no debt on its balance sheet. At the end of the first quarter in 2010, shareholders’ equity was $57.9 million, as compared to $50.5 million at the end of 2009.

Cash flow from operating activities was $9.6 million for the three months ended January 31, 2010, as compared to $1.2 million during the same period prior year. This was primarily due to higher net income and a $2.2 million decrease in trade receivables in the current quarter.  Days sales outstanding (DSO) fell to 117 days in the 2010 quarter, from 154 days last year which included a period of special sales promotions that included more favorable credit terms for customers. The Company believes that the current DOS level is sustainable for fiscal 2010.

Recent Events
As part of its effort to improve internal controls, the Company appointed a new Chief Financial Officer, Yan Yi Chen, with significant experience in US GAAP accounting principles and SEC filings.  Ms. Chen brings with her nine years of accounting and auditing experience, including audit management, with PricewaterhouseCoopers and is a member of the New Zealand Institute of Chartered Accountants. In her previous roles, Ms. Chen had successfully implemented accounting systems, established controls and instituted policies and procedures to assure compliance with applicable financial standards.  In conjunction with the hiring of Ms. Chen, the Company also expanded its accounting and finance staff, as well as engaged external consultants to assist with the implementation of additional financial and management controls.

Outlook

“We expect to continue to deliver solid organic growth in fiscal year 2010 and beyond, driven by growing consumer acceptance of and demand for our natural products, potential listing of our products in the reimbursement catalog of essential medicine for health insurance, increased market penetration of our recently launched products, and overall volume gains as China’s comprehensive healthcare reform is implemented,” said Mr. Li. “We are confident in our growth outlook and look forward to another record year in fiscal 2010. “

In fiscal 2010, Renhuang’s quarterly earnings will be impacted by two key factors. First, as is the case in past years, a number of the Company’s products experience seasonality in their sales. In particular, sales demand will be positively impacted by increased demand during the winter flu season. In contrast, demand is typically a bit softer in the warmer weather. Second, the Company will continue its promotional efforts to increase consumer brand awareness and market penetration of the products, as well as invest in the advancement of the R&D pipeline throughout the year. As such, the Company anticipates the strongest sales and earnings in the first and fourth quarter of the year, which slightly declines in the second and third quarters.

Based on the above factors, Renhuang is affirming its previously issued FY 2010 guidance for net sales in the range of $54.7-$55.6 million, which represents a 26% to 28% increase over reported revenues of $43.4 million in fiscal year 2009. The Company expects FY 2010 net income to be in the range of $18.6-$18.9 million, up 26% to 28% from net income of $14.8 million in fiscal year 2009.

Conference Call

The Company will host a conference call at 10:00 a.m. ET on Wednesday, March 17, 2010 to discuss the first quarter 2010 results. To participate in the live conference call, please dial 877-812-1464 (international callers dial 706-902-4248) approximately 10 minutes prior to the start of the call and enter passcode 62436009. A replay will be available for 14 days starting on Wednesday, March 17 at 11:00 a.m. Eastern Time and can be accessed by dialing 800-642-1687 (international callers dial 706-645-9291) and entering passcode 62436009.

ABOUT RENHUANG PHARMACEUTICALS, INC.

Renhuang Pharmaceuticals, Inc. is engaged in the development, manufacturing, and distribution of botanical products, bio-pharmaceutical products, and traditional Chinese medicines (“TCM”), in the People's Republic of China.  All of the Company’s products are produced at its three GMP-certified production facilities in Ah City, Dongfanghong and Qingyang.  The Company distributes its botanical anti-depression and nerve-regulation products, biopharmaceutical products, and botanical antibiotic and OTC TCMs through its network of over 3,000 distributors and over 70 sales centers across 24 provinces in China.

Safe Harbor Statement

This press release contains certain statements that may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s beliefs, assumptions and expectations of the Company’s future operations and economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known that may cause actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition expressed or implied in any forward-looking statements. These forward-looking statements are based on current plans and expectations and are subject to a number of uncertainties including, but not limited to, the Company’s ability to achieve its financial guidance, ability to list its shares on a senior stock exchange, ability to manage expansion of its operations effectively, competition in the marketing and sales of its products, and other factors detailed in the Company’s annual report on Form 10-K and other filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

- Financial Tables Follow -

RENHUANG PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the three months ended January 31,
	2010	2009
	US$ (Unaudited)	US$ (Unaudited)

Sales, net	17,132,614	13,769,997

Cost of goods sold	7,652,638	6,480,493

Gross profit	9,479,976	7,289,504

Operating and administrative expenses:
Sales and marketing	1,138,981	298,090
General and administrative	816,969	622,033
Research and development	152,364	111,778
Total operating expenses	2,108,314	1,031,901

Income from operations	7,371,662	6,257,603

Other income:
Interest income	11,467	9,128

Income from operations before income tax expenses	7,383,129	6,266,731

Income tax expenses	-	-
Net income	7,383,129	6,266,731

Other comprehensive income:
Cumulative currency translation adjustments	2,515	(65,103)

Total comprehensive income	7,385,644	6,201,628

Earnings per common stock- Basic	0.20	0.18
Earnings per common stock - Diluted	0.20	0.18

Weighted average common stock outstanding
Basic	37,239,536	35,096,680
Diluted	37,293,393	35,096,680

RENHUANG PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS

	January 31, 2010	October 31, 2009
	US$	US$

ASSETS	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	17,704,449	8,111,514
Trade receivables, net	20,961,210	23,203,410
Due from related parties	-	130,199
Inventory, net	3,315,097	3,024,016
Deposits	1,467,000	-
Prepayments	-	89,281
Other receivables, net	365,081	102,613
Total current assets	43,812,837	34,661,033

Property and equipment, net	2,261,534	2,352,163

Deposits	14,670,000	16,137,000

Total assets	60,744,371	53,150,196

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Current liabilities:
Accounts payable	490,611	369,329
Value added tax payable	757,612	1,186,642
Due to related parties	408,931	-
Accrued employee benefits	1,241,271	1,136,267

Total current liabilities	2,898,425	2,692,238

Commitments and Contingencies

Shareholders’ equity
Preferred stock (no par value, 1,000,000 shares authorized; none issued and outstanding as of January 31, 2010 and October 31, 2009)	-	-
Common stock ($0.001 par value, 100,000,000 shares authorized; 37,239,536 issued and outstanding as of January 31, 2010 and October 31, 2009)	37,240	37,240
Additional paid-in capital	7,598,869	7,596,525
Common stock warrants	496,732	496,732
Reserves	3,372,697	3,372,697
Accumulated other comprehensive income	3,370,174	3,367,659
Retained earnings	42,970,234	35,587,105
Total shareholders’ equity	57,845,946	50,457,958

Total liabilities and shareholders’ equity	60,744,371	53,150,196

RENHUANG PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three months ended January 31,
	2010	2009
	US$ (Unaudited)	US$ (Unaudited)

Cash flows from operating activities:
Net income	7,383,129	6,266,731
Adjustments to reconcile net income to operating activities:
Depreciation of property and equipment	90,599	88,464
Share compensation	2,344	-
Changes in assets and liabilities:
Decrease (increase) in trade receivables	2,241,436	(4,896,584)
Decrease (increase) in due from related parties	538,947	(448,118)
(Increase) decrease in inventory, net	(290,982)	95,701
Decrease in prepayments	89,251	33,659
Increase in other receivables, net	(262,378)	(162,464)
Increase in accounts payable	121,241	86,569
Decrease in value added tax payable	(428,884)	(16,559)
Increase in accrued employee benefits	104,966	112,914
Net cash provided by operating activities	9,589,669	1,160,313

Cash flows from investing activities:
Purchase of property and equipment	-	(13,133)
Net cash used in investing activities	-	(13,133)

Effect of exchange rate changes on cash	3,266	(18,181)

Net increase in cash and cash equivalents	9,592,935	1,128,999
Cash and cash equivalents, beginning of year	8,111,514	9,747,694
Cash and cash equivalents, end of year	17,704,449	10,876,693

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